Exhibit 23(d)(10)
Dated: January 1, 2008
SCHEDULE A
TO THE
INVESTMENT ADVISORY AGREEMENT BETWEEN
MMA PRAXIS MUTUAL FUNDS
AND
MENNO INSURANCE SERVICE, INC.

NAME OF FUND	COMPENSATION(1)

MMA Praxis Intermediate Income Fund	Annual rate of fortieth one-hundredths of one percent (0.40%) of the average daily net assets of such Fund.

MMA Praxis Core Stock Fund	Annual rate of seventy-four one- hundredths of one percent (0.74%) of the average daily net assets of such Fund.

MMA Praxis International Fund	Annual rate of ninety one-hundredths of one percent (0.90%) of the average daily net assets of such Fund.

MMA Praxis Value Index Fund	Annual rate of thirty one-hundredths of one percent (0.30%) of the average daily net assets of such Fund.

MMA Praxis Growth Index Fund	Annual rate of thirty one-hundredths of one percent (0.30%) of the average daily net assets of such Fund.

MMA Praxis Small Cap Fund	Annual rate of eighty-five one- hundredths of one percent (0.85%) of the average daily net assets of such Fund.

MMA PRAXIS MUTUAL FUNDS	MENNO INSURANCE SERVICE, INC.

By: /s/ John L. Liechty	By: /s/ Marlo J. Kauffman

Name:	Name:

Title: President	Title: Assistant Secretary

(1)	All fees are computed daily and paid monthly.